VMware Announces Change to Board of Directors

Pamela Craig Elected to VMware Board of Directors and Appointed to
Company's Mergers and Acquisitions Committee

PALO ALTO, Calif., Sept. 10, 2013 - VMware, Inc. (NYSE: VMW), the global leader in virtualization and cloud infrastructure, today announced that longtime Accenture executive Pamela Craig has been elected to succeed Renee James on the VMware board of directors. Craig has also been appointed to serve as a member of the VMware mergers and acquisitions committee. James has served on the VMware board since September 2007 and has resigned to focus on her responsibilities as President of Intel Corp. This change to the VMware board is effective immediately.

Craig brings a wealth of technology industry experience to the VMware board of directors, having worked at Accenture in various operational, finance and senior management roles for 34 years, most recently serving as chief financial officer from October 2006 until her retirement in July 2013. During her long tenure at Accenture, Craig gained extensive knowledge, leadership experience and expertise with insight into how to manage a large, global and rapidly growing organization. As a director on the VMware board, Craig will draw on her many years of experience at a major global management consulting, technology services and outsourcing company with a deep understanding of the challenges technology companies face in a rapidly changing environment.

“VMware is strategically positioned to thrive amid significant changes occurring in the technology industry,” said Pamela Craig, VMware board of directors. “I look forward to working with the VMware board and executive leadership team to help the company navigate the evolving industry landscape and continue its strong leadership in virtualization, and helping companies advance their software-defined data center architecture.”

“We are thrilled to have a distinguished industry veteran such as Pamela Craig join the VMware board of directors,” said Pat Gelsinger, CEO of VMware. “With her strong industry track record, we believe Pam will be a great addition to the VMware board to help the company move its strategic direction forward in the near and long term.

“We also extend much gratitude to Renee James for her significant contributions to VMware since the company went public in 2007,” continued Gelsinger. “As a director, Renee has played a key role in helping VMware become the industry's benchmark for virtualization and cloud infrastructure. We thank her for helping VMware get to the next phase in our journey to deliver the software-defined data center, hybrid cloud and enterprise mobility solutions for our customers.”

About VMware
VMware is the leader in virtualization and cloud infrastructure solutions that enable businesses to thrive in the Cloud Era. Customers rely on VMware to help them transform the way they build, deliver and consume Information Technology resources in a manner that is evolutionary and based on their specific needs. With 2012 revenues of $4.61 billion, VMware has more than 500,000 customers and 55,000 partners.  The company is headquartered in Silicon Valley with offices throughout the world and can be found online at www.vmware.com.

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Contacts

Nick Fuentes
VMware Global Communications
nfuentes@vmware.com
+1 (650) 427-1104

David Gibbs
Hill+Knowlton Strategies for VMware
david.gibbs@hkstrategies.com
+1 (512) 432-1861